Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS FIRST-QUARTER 2018 FINANCIAL RESULTS
Private Education Loan Originations Increase 7 Percent From Year-Ago Quarter to $2.0 Billion
Private Education Loan Portfolio Grows 20 Percent From Year-Ago Quarter to $18.6 Billion
Net Interest Income Increases 24 Percent From Year-Ago Quarter to $333 Million
Diluted Earnings Per Share Up 40 Percent From Year-Ago Quarter to $0.28

NEWARK, Del., Apr. 23, 2018 — Sallie Mae (Nasdaq: SLM), formally SLM Corporation, today released first-quarter 2018 financial results that include growth in loan originations, portfolio size, net interest income, and diluted earnings per share. In the first-quarter 2018, the company increased its private education loan originations 7 percent to $2.0 billion, expanded its private education loan portfolio 20 percent to $18.6 billion, increased its net interest income 24 percent to $333 million, and increased its diluted earnings per share 40 percent to $0.28, all compared with the first quarter of 2017.
“This quarter’s performance reflects our continual work to strengthen the value of our franchise,” said Raymond J. Quinlan, Chairman and CEO. “Students, parents, and graduate students continue to choose our private student loans to responsibly finance their higher education, and we are actively diversifying our product portfolio so we can meet their additional needs.”
For the first-quarter 2018, GAAP net income was $126 million, compared with $95 million in the year-ago quarter. GAAP net income attributable to the company’s common stock was $123 million ($0.28 diluted earnings per share) in the first-quarter 2018, compared with $89 million ($0.20 diluted earnings per share) in the year-ago quarter. The year-over-year increase was primarily attributable to a $65 million increase in net interest income, and a $7 million increase in total non-interest income, which was offset by a $29 million increase in provisions for credit losses, and a $22 million increase in total non-interest expenses. The reduction of the federal statutory corporate income tax rate from 35 percent to 21 percent as a result of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which was enacted on Dec. 22, 2017, contributed approximately $23 million to net income.
First-quarter 2018 results vs. first-quarter 2017 included:

•	Private education loan originations of $2.0 billion, up 7 percent.

•	Net interest income of $333 million, up 24 percent.

•	Net interest margin of 6.17 percent, up 21 basis points.

•	Average private education loans outstanding of $18.7 billion, up 21 percent.

•	Average yield on the private education loan portfolio was 8.84 percent, up 58 basis points.

•	Private education loan provision for loan losses was $42 million, up from $27 million.

•	Private education loans in forbearance were 3.5 percent of private education loans in repayment and forbearance, up from 3.2 percent.

•	Private education loan delinquencies as a percentage of private education loans in repayment were 2.5 percent, up from 1.9 percent.
Non-GAAP Core earnings for the first-quarter 2018 were $123 million, compared with $98 million in the year-ago quarter. Core earnings attributable to the company’s common stock grew 29 percent to $120 million ($0.27 diluted earnings per share) in the first-quarter 2018, compared with $93 million ($0.21 diluted earnings per share) in the year-ago quarter.
First-quarter 2018 GAAP results included $4 million of pre-tax gains from derivative accounting treatment that are excluded from core earnings results, compared with $5 million of pre-tax losses in the year-ago period.

Sallie Mae provides core earnings because it is one of several measures management uses to evaluate management performance and allocate corporate resources. The difference between core earnings and GAAP net income is driven by mark-to-market unrealized gains and losses on derivative contracts recognized in GAAP net income, but not in core earnings results. Management believes its derivatives are effective economic hedges, and, as such, they are a critical element of the company’s interest rate risk management strategy.
Total Non-Interest Expenses
Total non-interest expenses were $125 million in the first-quarter 2018, compared with $103 million in the year-ago quarter. Operating expenses grew 22 percent from the year-ago quarter, while the non-GAAP operating efficiency ratio decreased to 36.5 percent in the first-quarter 2018 from 36.8 percent in the year-ago quarter. The increase in non-interest expenses was driven by the growth in the portfolio and costs related to product diversification, platform enhancements, and customer experience. In addition, in the first-quarter 2018, the company recognized approximately $5 million in stock compensation expense due to retirement eligible employees and approximately $2 million in severance related expenses. Earlier this year, the company indicated it intends to invest up to $30 million in 2018 in technology infrastructure and product diversification. In the first-quarter 2018, those investments totaled approximately $0.6 million.
Income Tax Expense
Income tax expense decreased to $41 million in the first-quarter 2018 from $51 million in the year-ago quarter. The effective income tax rate decreased in the first-quarter 2018 to 24.5 percent from 35.0 percent in the year-ago quarter, primarily due to the reduction of the federal statutory corporate income tax rate from 35 percent to 21 percent under the Tax Act. The effective tax rate in first-quarter 2017 was favorably affected by a $6 million benefit from excess tax benefits/deficiencies related to the settlement of employee stock-based awards.
Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines for institutions considered “well capitalized.” At March 31, 2018, Sallie Mae Bank’s regulatory capital ratios were as follows:

	March 31, 2018	"Well Capitalized" Regulatory Requirements
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	11.7 percent	6.5 percent
Tier 1 Capital (to Risk-Weighted Assets)	11.7 percent	8.0 percent
Total Capital (to Risk-Weighted Assets)	13.0 percent	10.0 percent
Tier 1 Capital (to Average Assets)	11.0 percent	5.0 percent
Deposits
Deposits at the company totaled $16.5 billion ($8.6 billion in brokered deposits and $7.9 billion in retail and other deposits) at March 31, 2018, compared with total deposits of $13.4 billion ($6.7 billion in brokered deposits and $6.7 billion in retail and other deposits) at March 31, 2017.
Guidance
The company expects 2018 results to be as follows:

•	Full-year diluted core earnings per share: $0.99 - $1.01.

•	Full-year private education loan originations of $5.0 billion.

•	Full-year non-GAAP operating efficiency ratio: 37 percent - 38 percent.

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Sallie Mae will host an earnings conference call tomorrow, Apr. 24, 2018, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss highlights of the quarter and to answer questions related to company performance. Individuals interested in participating should dial 877-356-5689 (USA and Canada) or 706-679-0623 (international) and use access code 4668139 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call will be available approximately two hours after the call’s conclusion and will remain available through May 2, 2018. To hear the replay, please dial 855-859-2056 (USA and Canada) or 404-537-3406 (international) and use access code 4668139.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A. “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2017 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 23, 2018) and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; failure to comply with consumer protection, banking and other laws; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). We could also be affected by, among other things: changes in our funding costs and availability; reductions to our credit ratings; cybersecurity incidents and cyberattacks and other failures or breaches of our operating systems or infrastructure, including those of third-party vendors; damage to our reputation; risks associated with restructuring initiatives, including failures to successfully implement cost-cutting and restructuring initiatives and the adverse effects of such initiatives on the our business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of our customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of the our earning assets versus our funding arrangements; rates of prepayments on the loans that we make; changes in general economic conditions and our ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of our consolidated financial statements also requires us to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. We do not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in our expectations.
The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts (excluding current period accruals on the derivative instruments), net of tax. These are recognized in GAAP, but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.
For additional information, see “Management's Discussion and Analysis of Financial Condition and Results of Operations — ‘Core Earnings’ ” in the company’s Form 10-Q for the quarter ended March 31, 2018 for a further discussion and the “‘Core Earnings’ to GAAP Reconciliation” table in this press release for a complete reconciliation between GAAP net income and “Core Earnings.”

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Sallie Mae (Nasdaq: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@salliemae.com, Rick Castellano, 302-451-2541, rick.castellano@salliemae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@salliemae.com
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Selected Financial Information and Ratios
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per share data and percentages)	2018	2017

Net income attributable to SLM Corporation common stock	$122,857	$89,368
Diluted earnings per common share attributable to SLM Corporation	$0.28	$0.20
Weighted average shares used to compute diluted earnings per share	438,977	438,735
Return on assets	2.2%	2.0%
Non-GAAP operating efficiency ratio(1)	36.5%	36.8%

Other Operating Statistics
Ending Private Education Loans, net	$18,600,723	$15,516,443
Ending FFELP Loans, net	909,295	990,611
Ending total education loans, net	$19,510,018	$16,507,054

Average education loans	$19,579,434	$16,452,683
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(1) We calculate and report our non-GAAP operating efficiency ratio as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consists of the sum of net interest income, before provision for credit losses, and non-interest income, and the net impact of derivative accounting as defined in the "‘Core Earnings’ to GAAP Reconciliation" table in this Press Release). This ratio provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$1,435,649	$1,534,339
Available-for-sale investments at fair value (cost of $236,761 and $247,607, respectively)	229,114	244,088
Loans held for investment (net of allowance for losses of $272,123 and $251,475, respectively)	20,166,604	18,567,641
Restricted cash	120,084	101,836
Other interest-earning assets	31,637	21,586
Accrued interest receivable	1,063,449	967,482
Premises and equipment, net	97,211	89,748
Tax indemnification receivable	169,242	168,011
Other assets	93,332	84,853
Total assets	$23,406,322	$21,779,584

Liabilities
Deposits	$16,498,646	$15,505,383
Long-term borrowings	3,744,345	3,275,270
Income taxes payable, net	145,167	102,285
Upromise member accounts	233,015	243,080
Other liabilities	175,316	179,310
Total liabilities	20,796,489	19,305,328

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 449.0 million and 443.5 million shares issued, respectively	89,805	88,693
Additional paid-in capital	1,252,609	1,222,277
Accumulated other comprehensive income (net of tax expense of $5,005 and $1,696, respectively)	15,601	2,748
Retained earnings	990,447	868,182
Total SLM Corporation stockholders’ equity before treasury stock	2,748,462	2,581,900
Less: Common stock held in treasury at cost: 13.8 million and 11.1 million shares, respectively	(138,629)	(107,644)
Total equity	2,609,833	2,474,256
Total liabilities and equity	$23,406,322	$21,779,584

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Interest income:
Loans	$430,048	$324,757
Investments	1,947	2,143
Cash and cash equivalents	5,236	2,588
Total interest income	437,231	329,488
Interest expense:
Deposits	77,456	44,853
Interest expense on short-term borrowings	2,393	1,236
Interest expense on long-term borrowings	24,768	15,323
Total interest expense	104,617	61,412
Net interest income	332,614	268,076
Less: provisions for credit losses	53,931	25,296
Net interest income after provisions for credit losses	278,683	242,780
Non-interest income:
Gains (losses) on derivatives and hedging activities, net	3,892	(5,378)
Other income	9,642	11,346
Total non-interest income	13,534	5,968
Non-interest expenses:
Compensation and benefits	68,317	55,464
FDIC assessment fees	8,796	7,229
Other operating expenses	47,761	39,984
Total operating expenses	124,874	102,677
Acquired intangible asset amortization expense	92	117
Total non-interest expenses	124,966	102,794
Income before income tax expense	167,251	145,954
Income tax expense	40,997	51,011
Net income	126,254	94,943
Preferred stock dividends	3,397	5,575
Net income attributable to SLM Corporation common stock	$122,857	$89,368
Basic earnings per common share attributable to SLM Corporation	$0.28	$0.21
Average common shares outstanding	433,952	429,891
Diluted earnings per common share attributable to SLM Corporation	$0.28	$0.20
Average common and common equivalent shares outstanding	438,977	438,735

“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

	Three Months Ended
	March 31,
(Dollars in thousands, except per share amounts)	2018	2017

“Core Earnings” adjustments to GAAP:
GAAP net income attributable to SLM Corporation	$126,254	$94,943
Preferred stock dividends	3,397	5,575
GAAP net income attributable to SLM Corporation common stock	$122,857	$89,368

Adjustments:
Net impact of derivative accounting(1)	(3,782)	5,458
Net tax effect(2)	(919)	2,084
Total “Core Earnings” adjustments to GAAP	(2,863)	3,374

“Core Earnings” attributable to SLM Corporation common stock	$119,994	$92,742

GAAP diluted earnings per common share	$0.28	$0.20
Derivative adjustments, net of tax	(0.01)	0.01
“Core Earnings” diluted earnings per common share	$0.27	$0.21
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP (but include current period accruals on the derivative instruments), net of tax. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.